Date October 21, 2021

To: Mark Nielsen

Dear Mr. Nielsen,

This is to confirm the terms of your appointment as a Non-Executive Director of **Esports Entertainment Group, Inc.** (the "**Company**") from the October 21, 2021 onwards.

Overall, in terms of time commitment, we expect your attendance at all the Board of Directors (the "**Board**") meetings, meetings of the audit, compensation and nomination committees of the Board (as applicable) and the General Meetings (if requested). In addition, you will be expected to devote appropriate preparation time ahead of each meeting. Board meetings may be held remotely or in person within or outside Malta as the Company may decide.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of this position.

For and in consideration of the services to be performed by you, Company agrees to pay you for each full Year of service as follows:

1.1 **Fee**. An annual fee equal to the amount of $20,000 (Twenty Thousand U.S. Dollars), payable on a quarterly basis, subject to your continuous service as a member of the Board (the "**Annual Fee**").

1.2 **Stock Options.** Subject to all approvals required by law, the Company will grant you 25,000 options to purchase shares of common stock in the Company on or around October 22nd, 2021 in accordance with the rules of the Company's Equity and Incentive Plan as may be in place from time to time. Stock options are granted at the beginning of the year to which they relate (the "**Annual Stock Options**") provided that if at any point after the Annual Stock Options are granted and prior to their exercise your membership of the Board ceases for any reason, your entitlement to exercise such Annual Stock Options shall be rescinded. For the avoidance of doubt, the Annual Stock Options for the Year ending September 30th 2021 have been granted as at the date of this Letter.

1.4 For the purposes of this Letter, a "Year" of service is deemed to run from 1 October to the 30th of September.

1.5 **Certain Representations.** You represent and agree that you are accepting the Annual Stock Options being issued to you pursuant to this Agreement for your own account and not with a view to or for sale of distribution thereof. You understand that the securities are restricted securities, and you understand the meaning of the term "restricted securities." You further represent that you were not solicited by publication of any

advertisement in connection with the receipt of the shares and that you have consulted tax counsel as needed regarding the shares.

1.6 Company agrees to reimburse you for out-of-pocket expenses incurred by you in connection with your service (including out-of-pocket expenses and "Business Class" transportation expenses, provided that such expenses are against original and valid receipts and pre-approved by the Company in writing (the "**Expenses**").

1.7 Payment of the Expenses, as applicable, shall be made against your itemized invoice following the receipt of the relevant invoice, which invoice shall be submitted to the Company within seven (7) days of the end of each calendar month during the term of this letter of appointment.

1.8 For the avoidance of any doubt, the Fee and the aforementioned Expenses constitute the full and final consideration for your appointment, and you shall not be entitled to any additional consideration, of any form, for your appointment and service.

2. The term of your appointment as a Non-Executive Director of the Company shall be for one year or until the next Annual Meeting of Stockholders.

3. You will undertake such travelling as may reasonably be necessary for the performance of your duties, including travelling overseas for Board meetings and site visits if required.

4. You will undertake such duties and powers relating to the Company, and any subsidiaries or associated companies of the Company (the "**Group**") as the Board may from time-to-time reasonably request. Non-Executive Directors have the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company's affairs, *inter alia*, as follows:

- Providing entrepreneurial leadership of the Group within a framework of prudent and effective controls which enable risk to be assessed and managed; and
- Setting the Group's strategic aims, ensures that the necessary financial and human resources are in place for the Group to meet its objectives and reviews management performance; and
- Setting the Group's values and standards and ensures that its obligations to its shareholders and others are understood and met.

5. Confidential Information

You undertake to the Company that you shall maintain in strict confidentiality all trade, business, technical or other information regarding the Company, the Group, its affiliated entities and their business affairs including, without limitation, all marketing, sales, technical and business know-how, intellectual property, trade secrets, identity and requirements of customers and prospective customers, the Company's methods of doing business and any and all other information relating to the operation of the Company (collectively, the

"**Confidential Information**"). You shall at no time disclose any Confidential Information to any person, firm, or entity, for any purpose unless such disclosure is required in order to fulfil your responsibilities as director. You further undertake that you shall not use such Confidential Information for personal gain.

"**Confidential Information**" shall not include information that (i) is or becomes part of the public domain other than as a result of disclosure by you, (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided that the source is not bound with respect to that information by a confidentiality agreement with the Group or is otherwise prohibited from transmitting that information by a contractual legal or fiduciary obligation, or (iii) can be proven by you to have been in your possession prior to disclosure of the information by the Company. In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that you, to the extent practicable under the circumstances, will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with this paragraph 6. If a protective order or the receipt of a waiver hereunder has not been obtained, you may disclose only that portion of the Confidential Information which you are legally compelled to disclose.

Blackout Period. You understand that we have a policy pursuant to which no officer, director or key executive may engage in transactions in our stock during the period commencing two weeks prior to the end of a fiscal quarter and ending the day after the financial information for the quarter and year have been publicly released. As a member of the audit committee, if you have information concerning our financial results at any time, you may not engage in transactions in our securities until the information is publicly disclosed.

6. Term and Termination

6.1 Subject to paragraph 6.1 hereunder, this appointment shall terminate immediately and without claim for compensation on the occurrence of any of the following events:

6.1.1 if you resign as a director of the Company for any reason; and/or

6.1.2 if this appointment is cancelled by the holder or the holders of the shares by which you were appointed; and/or

6.1.3 if you were appointed by other directors in order to temporary fill vacancy on the Board and said appointment is cancelled by the Board; and/or

6.1.4 if you are removed or not re-appointed as a director of the Company at a General Meeting of the Company in accordance with the requirements of Chapter 78 of the Nevada and/or any other applicable law or regulation (the "**Law**") and/or the Company's Articles of Incorporation; and/or

6.1.5 if you have been declared bankrupt or made an arrangement or composition with or for the benefit of your creditors; and/or

6.1.6 if you have been disqualified from acting as a director (including, but not limited to, an event in which you are declared insane or become of unsound mind or become physically incapable of performing your functions as director for a period of at least 60 days); and/or

6.1.7 with your death and if you are a corporation or either entity, with your liquidation.

6.1.8 if an order of a court having jurisdiction over the Company requires you to resign.

6.2 Any termination of this letter of appointment shall be without payment of damages or compensation (except that you shall be entitled to any accrued Fees or Expenses properly incurred under the terms of this letter of appointment prior to the date of such termination).

6.3 On termination of this appointment, you shall return all property belonging to a Group company, together with all documents, papers, disks and information, howsoever stored, relating to a Group company and used by you in connection with this position with the Company.

7. Subject to the proper performance of your obligations to the Company under this letter of appointment and any applicable law, the Company agrees that you will be free to accept other appointments and directorships provided that:

7.1 They do not in any way conflict with the interests of the Company or any member of the Group; and

7.2 They do not restrict you from devoting the necessary time and attention properly to services to be performed under this letter of appointment; and

7.3 In the event that you become aware of any potential conflicts of interest, these must be disclosed to the Chairman and/or the Chief Executive Officer (the "**CEO**") of the Company as soon as they become apparent.

7.4 The Company acknowledges that you are currently on the Board of Directors of the following companies:

8. The Company will put directors' and officers' liability insurance in place as soon as possible and will use commercial reasonable effort to maintain such coverage for the full term of your appointment.

9. The performance of individual directors and the Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your position, you should discuss them with the Chairman and/or the CEO as soon as is appropriate.

10. In addition to any right pursuant to applicable law, occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek such advice from independent advisors at the Company's expense, to the extent provided under applicable law and subject to the prior written approval of a majority of the independent directors of the Company and the CEO, such consent shall not be unreasonably withheld.

11. This letter refers to your appointment as a director of the Company and your membership of the audit, nomination and the remuneration committees of the board.

12. You shall procure that you comply at all times with the Company's inside trading policies as in effect from time to time.

13. You shall discharge your general duties as a director pursuant to the Company's Articles of Association of the Company and applicable law.

14. The terms recorded in this letter constitute the entire agreement between you and the Company and supersede all previous agreements, promises, representations and understandings between both parties, whether written or oral, relating to its subject matter.

15. This letter of appointment shall be governed by and construed in accordance with the law of the State of Nevada.

Please sign the attached copy of this letter and return it to the Company to signify your acceptance of the terms set out above.

Sincerely yours,

By: ______________________________

Grant Johnson

Chief Executive Officer

ESPORTS ENTERTAINMENT GROUP, INC.

By: ______________________

Name of Director

Address: